Filed Pursuant to Rule 424(b)(3)
File No. 333-136014
333-136014-10
333-136014-03
333-136014-09
333-136014-06
333-136014-11
333-136014-05
333-136014-04
333-136014-02
333-136014-01
333-136014-08
333-136014-07
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated August 9, 2006, as supplemented
by Prospectus Supplement No. 1 dated August 25, 2006)
THE GREENBRIER COMPANIES, INC.
$100,000,000
2.375% Convertible Senior Notes due 2026
     This prospectus supplement supplements the prospectus dated August 9, 2006, as supplemented by prospectus supplement No. 1 dated August 25, 2006 (together, the “prospectus”) of The Greenbrier Companies, Inc. relating to the resale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 2.375% Convertible Senior Notes due 2026 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not intended to be used without, and should not be delivered except in conjunction with, the prospectus.
SELLING SECURITYHOLDERS
     The following table supplements the table of selling securityholders and related footnotes appearing under the caption “Selling Securityholders” in the prospectus by adding information with respect to the selling securityholders named below. The information set forth below in the table and related footnotes is based upon information provided by or on behalf of the selling securityholders to us in selling securityholder questionnaires and is as of the respective dates specified by the selling securityholders in such questionnaires. The selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes since the time they provided us information regarding their holdings. As of the date of the prospectus supplement, $100 million aggregate principal amount of the notes remained outstanding.

			Number of Shares
			of Common Stock
	Principal	Percentage of	Issuable upon	Percentage of
	Amount of	Notes	Conversion of	Common Stock
Name of Selling Securityholder	Notes Owned	Outstanding	Notes(1)	Outstanding (2)
Focused Sicav Convert Global (EUR) B**(3)	$4,600,000	4.60%	95,737.50	*
UBS (Lux) Bond Sicav Convert Global (USD) B**(3)	$90,000	*	1,873.13	*
UBS (Lux) IF Global Convertible Bonds**(3)	$3,310,000	3.31%	68,889.38	*
PBGC Maintenance (4)	$30,000	*	624.38	*
Banc of America Securities LLC***(5)	$4,100,000	4.10%	85,331.25	*

*	Less than 1%

**	This selling securityholder is an affiliate of a broker-dealer. The selling securityholder has represented to us that it purchased the notes in the ordinary course of business, and at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

***	This selling securityholder is a broker-dealer registered under Section 15 of the Exchange Act. This selling securityholder has represented to us that it purchased the notes in the ordinary course of business, and at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

(1)	Assumes a conversion rate of 20.8125 shares of common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional interest. This initial conversion rate is subject to adjustment as described elsewhere in the prospectus, such that the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	We calculated the percentage of common stock outstanding for each securityholder pursuant to Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 15,953,535 shares of common stock outstanding as of September 20, 2006 and the number of shares of common stock issuable upon conversion of only that particular securityholder’s notes and not any other securityholder’s notes.

(3)	Focused Sicav is the investment advisor to Focused Sicav Convert Global (EUR) B and has voting and dispositive power with respect to these securities. UBS (Lux) Bond Sicav is the investment advisor to UBS (Lux) Bond Sicav Convert Global (USD) B and has voting and dispositive power with respect to these securities. UBS (Lux) Institutional Funds is the investment advisor to UBS (Lux) IF Global Convertible Bonds and has voting and dispositive power with respect to these securities.

(4)	Pacific Investment Management Company is the investment advisor to PBGC Maintenance and has voting and dispositive power with respect to these securities.

(5)	Banc of America Securities LLC served as a joint book-running manager in connection with the sale of the notes. In addition, they have engaged in, and may in the future engage in, other investment banking and commercial dealings with us in the ordinary course of business.
     You should carefully consider the matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus dated August 9, 2006 prior to investing in the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 22, 2006